FOR IMMEDIATE RELEASE	Company Contact
Investors: Jim Zeumer
(404) 978-6434
jim.zeumer@pultegroup.com

PULTEGROUP UPDATES SELECT GUIDANCE FOR Q3 AND FULL YEAR 2021

Increased Supply Chain Disruptions and Shortages of Key Building Products
Continue to Impact the Pace of Homebuilding Operations

ATLANTA – Sept 8, 2021 – In advance of upcoming investor conferences, PulteGroup, Inc. (NYSE: PHM) announced today updated closing guidance for its third quarter and full year 2021. PulteGroup currently expects third quarter closings to increase approximately 8% over last year to 7,000 homes. For the full year, the Company expects closings to increase approximately 19% to 21% to between 29,250 and 29,750 homes.
“Despite the extraordinary efforts of our trade partners, the supply chain issues that have plagued the industry throughout the pandemic have increased during the second half of the year,” said Ryan Marshall, President and Chief Executive Officer of PulteGroup. “We continue to work closely with our suppliers, but shortages for a variety of building products, combined with increased production volumes across the homebuilding industry, are directly impacting our ability to get homes closed to our level of quality over the remainder of 2021. In light of these challenges, we are providing routine updates on build schedules to our backlog of homebuyers, who remain committed to close on their new homes.”
Based on the reduced closing volume and changes in the geographic and buyer mix of homes anticipated to close in the period, the Company now expects third quarter gross margin to be in the range of 26.4% to 26.6%, and SG&A of 9.9% of home sale revenues.
“Industry disruptions have also impacted the timing of community openings such that, even though we continue to limit sales pace in many communities in the face of ongoing buyer demand, our average community count for the third quarter is expected to be down approximately 15% from last year,” said Marshall. “We continue to expect community count at year end to be down 5% to 10% from last year and then gradually expand as 2022 progresses.”
PulteGroup plans to report its complete third quarter results on Tuesday, October 26, 2021.
Forward-Looking Statements
This release includes “forward-looking statements.” These statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or implied by, these statements. You can identify these statements by the fact that they do not relate to matters of a strictly factual or historical nature and generally discuss or relate to forecasts, estimates or other expectations regarding future events. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “plan,” “project,” “may,” “can,” “could,” “might,” “should,” “will,” “seek,” and similar expressions identify forward-looking statements, including statements related to any potential impairment charges and the impacts or effects thereof, expected operating and performing results, planned transactions, planned objectives of management, future developments or conditions in the industries in which we participate and other trends, developments and uncertainties that may affect our business in the future.

Such risks, uncertainties and other factors include, among other things: interest rate changes and the availability of mortgage financing; competition within the industries in which we operate; the availability and cost of land and other raw materials used by us in our homebuilding operations; the impact of any changes to our strategy in responding to the cyclical nature of the industry, including any changes regarding our land positions and the levels of our land spend; the availability and cost of insurance covering risks associated with our businesses; shortages and the cost of labor; weather related slowdowns; slow growth initiatives and/or local building moratoria; governmental regulation directed at or affecting the housing market, the homebuilding industry or construction activities; uncertainty in the mortgage lending industry, including revisions to underwriting standards and repurchase requirements associated with the sale of mortgage loans; the interpretation of or changes to tax, labor and environmental laws which could have a greater impact on our effective tax rate or the value of our deferred tax assets than we anticipate; economic changes nationally or in our local markets, including inflation, deflation, changes in consumer confidence and preferences and the state of the market for homes in general; legal or regulatory proceedings or claims; our ability to generate sufficient cash flow in order to successfully implement our capital allocation priorities; required accounting changes; terrorist acts and other acts of war; the negative impact of the COVID-19 pandemic on our financial position and ability to continue our Homebuilding or Financial Services activities at normal levels or at all in impacted areas; the duration, effect and severity of the COVID-19 pandemic; the measures that governmental authorities take to address the COVID-19 pandemic which may precipitate or exacerbate one or more of the above-mentioned and/or other risks and significantly disrupt or prevent us from operating our business in the ordinary course for an extended period of time; and other factors of national, regional and global scale, including those of a political, economic, business and competitive nature. See PulteGroup's Annual Report on Form 10-K for the fiscal year ended December 31, 2020, and other public filings with the Securities and Exchange Commission (the "SEC") for a further discussion of these and other risks and uncertainties applicable to our businesses. PulteGroup undertakes no duty to update any forward-looking statement, whether as a result of new information, future events or changes in PulteGroup's expectations.

About PulteGroup
PulteGroup, Inc. (NYSE: PHM), based in Atlanta, Georgia, is one of America’s largest homebuilding companies with operations in more than 40 markets throughout the country. Through its brand portfolio that includes Centex, Pulte Homes, Del Webb, DiVosta Homes, American West and John Wieland Homes and Neighborhoods, the company is one of the industry’s most versatile homebuilders able to meet the needs of multiple buyer groups and respond to changing consumer demand. PulteGroup’s purpose is building incredible places where people can live their dreams.

For more information about PulteGroup, Inc. and PulteGroup’s brands, go to pultegroup.com; www.pulte.com; www.centex.com; www.delwebb.com; www.divosta.com; www.jwhomes.com; and www.americanwesthomes.com. Follow PulteGroup, Inc. on Twitter: @PulteGroupNews.

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